Exhibit 3.01


                            ARTICLES OF INCORPORATION

                                       OF

                              DATAPOINT CORPORATION

         The undersigned, for the purpose of forming a corporation under and by virtue of the laws of the State of Utah, hereby adopts the following Articles of
Incorporation:

                                    ARTICLE I

         The name of the Corporation is DataPoint Corporation.

                                   ARTICLE II

         The Corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Utah Revised Business Corporation Act (the "Act").

                                   ARTICLE III

         The Corporation is authorized to issue two classes of shares to be designated as "Common Stock" and "Preferred Stock" which may be increased or decreased from time to time in accordance with the provisions of the laws of the State of Utah.

         Common Stock

         The total number of shares of Common Stock the Corporation is authorized to issue is fifty million (50,000,000) shares $.001 par value per share.

         Terms of Common Stock.

         1. Voting Rights. Except as otherwise expressly provided by law or in this Article III, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

         2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

         3. Dividends. Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefor.

         4. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in the Corporation's bylaws or in any amendment hereto or thereto shall be vested in the Common Stock.

         Preferred Stock

         The total number of shares of Preferred Stock the Corporation is authorized to issue is ten million (10,000,000) shares $.001 par value per share. The Preferred Shares may be issued in one or more series and the designations, powers, conversion privileges, preferences, and other special rights, and the qualifications, limitations and restrictions of the Preferred Shares or any series of such shares shall be established by the Board of Directors of the Corporation.

                                   ARTICLE IV

         The address of the initial registered office of the Corporation is 136 East South Temple, Suite 1700-A, Salt Lake City, Utah 84111, the name of the Corporation's initial registered agent at such address is Adam R. Cook.

         The above named registered agent acknowledges and accepts his appointment as registered agent of the Corporation as designated herein /s/ Adam
R. Cook.

                                    ARTICLE V

         The management of the affairs, property and interest of the Corporation shall be vested in a Board of Directors.

         (a) The number of Directors constituting the initial board shall be one
(1) in number, provided, however, that the number of directors may be changed from time to time by a provision of the Bylaws, but in no event shall the number of directors be less than one (1) nor more than nine (9).

         (b) The following shall be the name and address of the person who shall serve as director until the first annual meeting of the shareholders, or until a successor shall be elected and qualified:

                  Name                    Address
                  Barry McCann            1355 North Main Street
                                          Suite 12
                                          Bountiful, Utah 84010

                                   ARTICLE VI

         The incorporator is a natural person at least 18 years old. The name and address of the incorporator is as follows:


                  Name                     Address
                  Adam R. Cook             136 East South Temple
                                           Suite 1700-A
                                           Salt Lake City, Utah 84111

                                   ARTICLE VII

         To the fullest extent permitted by the Utah Revised Business Corporation Act or any other applicable law as now in effect or as it may hereafter be amended, no director of this Corporation shall be liable to the Corporation or to its shareholders for monetary damages for any action taken, or any failure to take any action, as a director.

                                  ARTICLE VIII

         The Corporation shall indemnify to the fullest extent allowable under the Utah Revised Business Corporation Act, any and all persons who may serve at any time as directors or officers of the Corporation, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, or suit which may be asserted against or any of them, by reason of being or having been directors or officers of the Corporation. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or otherwise.

                                   ARTICLE IX

         The Corporation shall not be subject to the provisions of the Control Shares Acquisition Act as currently in effect or as amended from time to time.

         IN WITNESS WHEREOF, the undersigned being the incorporator, executes these Articles of Incorporation and certifies to the truth of the facts herein stated this 7th day of June, 2002.



                                                       /s/ Adam R. Cook
                                                       -------------------
                                                       Adam R. Cook